Exhibit 9?

Writer's Direct Dial: 260/455-3917
Telefax Number:       260/455-5135

April 22, 2003

VIA EDGAR

The Lincoln National Life Insurance Company
1300 South Clinton Street
P.O. Box 1110
Fort Wayne, IN 46801

Re:   Lincoln Life Variable Annuity Account N
      Lincoln ChoicePlus Assurance (C Share)
      (File Nos. 811-08517; 333-36316)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln Life Variable Annuity Account N ("the Account"), a segregated account of The Lincoln National Life Insurance Company ("Lincoln Life"), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln Life.

I consent to the filing of this Opinion as an exhibit to the Account's Post-Effective Registration Statement on Form N-4.

Sincerely,


/s/ Mary Jo Ardington
---------------------
Mary Jo Ardington
Counsel